Exhibit 3.1

ARTICLES OF INCORPORATION

OF

HOWARD BANCORP, INC.

FIRST:  The undersigned, whose post office address is 6011 University Boulevard, Suite 370, Ellicott City, Maryland 21043, being at least (18) years of age, does hereby form a corporation under and by virtue of the general laws of the State of Maryland.

SECOND:  The name of the corporation (the “Corporation”) is:

HOWARD BANCORP, INC.

THIRD:  The purposes for which the Corporation is formed are as follows:

(a)          to own and hold the stock of financial institutions and otherwise operate as a financial institution holding corporation and to carry on any and all business activities permitted by law; and

(b)          to engage in any other lawful act or activity which may be carried on by a corporation under the Maryland General Corporation Law, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the Maryland General Corporation Law.

FOURTH:  The post office address of the principal office of the Corporation in the State of Maryland is:  6011 University Boulevard, Suite 370, Ellicott City, Maryland 21043.

FIFTH:  The name and post office address of the resident agent of the Corporation in the State of Maryland are:  Mary Ann Scully, 6011 University Boulevard, Suite 370, Ellicott City, Maryland 21043.  Said resident agent is a citizen of the State of Maryland who resides in the State of Maryland.

SIXTH:  (a)  The number of directors of the Corporation shall be not less than 5 and no more than 25.  The number of directors may be increased or decreased pursuant to the Bylaws of the Corporation.

 The names of the directors who shall act until their successors are elected and qualify are:

Richard G. Arnold
Andrew E. Clark
Martha A. Clark
Bernaldo J. Dancel
Tamara K. Fuller
Robert J. Hartson
John M. Kingsmore
Paul I. Latta, Jr.
Kenneth C. Lundeen
Donald A. Manekin
Robert N. Meyers
Richard H. Pettingill
Steven W. Sachs
Mary Ann Scully

(b)          Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

(c)          A director may be removed from office only upon the affirmative vote of the holders of record of at least eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon, at any meeting of the stockholders called for that purpose.

(d)          The Board of Directors shall have the exclusive power and authority to amend, alter, change, or repeal the Bylaws of the Corporation or any provision thereof, and to make from time to time additional Bylaws, in all cases subject to such voting requirements as may be set forth in the Bylaws of the Corporation.  The stockholders shall have no power or authority to amend, alter, change, or repeal the Bylaws of the Corporation or any provision thereof, or to make additional Bylaws.

(e)          A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

(f)           No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall be entitled to exercise the rights of an objecting stockholder under Sections 3-201 et seq. of the Maryland General Corporation Law, other than such, if any, as the Board of Directors, in its sole discretion, may determine.

SEVENTH:  (a)  The total authorized capital stock of the Corporation is ten million (10,000,000) shares, consisting of five million (5,000,000) shares of common stock, par value $0.01 per share, and five million (5,000,000) shares of preferred stock, par value $0.01 per share.  The aggregate par value of all authorized shares is $100,000.

(b)          The designations and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of capital stock are as follows:

(i)           Common Stock.  Subject to all of the rights of holders of any preferred stock established pursuant to Section (b)(ii) of this Article SEVENTH, each share of common stock shall possess all such rights and privileges as are afforded to capital stock by applicable law, including, but not limited to, the following rights and privileges:

(A)           dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(B)           the holders of common stock shall have the right to vote on all matters requiring stockholder action, each share being entitled to one vote; and

(C)           upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

(ii)          Preferred Stock.  The preferred stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each series of such preferred stock, including the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issuance of any shares of such series.  The provisions contained in this Charter are subject at all times to the rights of the holders of any series of preferred stock that may be outstanding from time to time.

EIGHTH:  (a)  The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into or exchangeable for shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, and without any action by the stockholders.

(b)          The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

NINTH:  The Corporation reserves the right from time to time to make any amendments to the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock, by classification, reclassification or otherwise.

TENTH:  The enumeration and definition of particular powers of the Board of Directors included in Article SIXTH, Article SEVENTH, Article EIGHTH, or Article NINTH hereof shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of the Charter of the Corporation or be construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force (including, without limitation, the Maryland General Corporation Law).

ELEVENTH:  No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

TWELFTH:  (a)  No Subject Transaction (as that term is defined below) shall be valid unless approved by the affirmative vote, cast in person or by proxy, of the holders of record of at least eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

(b)	As used herein, the term “Subject Transaction” means any of the following:

(i)	the merger or consolidation of the Corporation or any subsidiary of the Corporation;

(ii)
the sale, exchange, transfer, or other disposition (in a single transaction or a series of transactions) of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation;

(iii)	any offer for the exchange of securities of another entity for the securities of the Corporation (including, without limitation, a statutory share exchange); and/or

(iv)	the dissolution or liquidation of the Corporation.

(c)
Notwithstanding anything to the contrary set forth herein, the term “Subject Transaction” shall exclude any transaction that is approved by a majority vote of the entire Board of Directors of the Corporation.

THIRTEENTH:  No amendment, addition, or change to, or alteration or repeal of, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article ELEVENTH, Article TWELTH, or this Article THIRTEENTH shall be made unless such action is approved by the affirmative vote, cast in person or by proxy, of the holders of record of at least eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

FOURTEENTH:  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

FIFTEENTH:  The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including, without limitation, the advance of expenses to the full extent permitted by law, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such by-laws, resolutions, or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation, hereby acknowledging the same to be his act and deed, on this 19th day of April, 2005.

Mary Ann Scully

CONSENT OF RESIDENT AGENT

The undersigned hereby agrees to serve as resident agent in the State of Maryland for Howard Bancorp, Inc.

Mary Ann Scully